Exhibit 10.9
Amended and Restated Loan Agreement
This Amended and Restated Loan Agreement (hereinafter referred to as this “Agreement”) is entered into on this 25th day of February, 2011 in Pudong New Area, Shanghai by and between:
Shengting Information Technology (Shanghai) Co., Ltd. (hereinafter referred to as “Shengting”), a limited liability company incorporated and existing under with the laws of the People’s Republic of China (hereinafter referred to as the “PRC”) with its principal business address at Room 103, Building 3, No. 356 Guoshoujing Road, Zhangjiang Hi-Tech Park, Shanghai;
and
Chen Ming-feng (hereinafter referred to as the “Borrower”), a Chinese citizen with the ID Card No.: 330224197902160012 , whose residence locates at Room 402, No. 65, Lane 1077, Bei’ai Road, Pudong New Area, Shanghai.
(Shengting and the Borrower hereinafter individually referred to as a “Party” and collectively the “Parties”.)
Whereas,
1.	The Borrower has entered into a loan agreement with Shengting dated August 20, 2008 (hereinafter referred to as the “2008 Loan Agreement”), according to which, the Borrower borrowed RMB500,000 from Shengting for capital contribution of the 50% registered capital of Shanghai Hongwen Networking Technology Co., Ltd. (hereinafter referred to as “Shanghai Hongwen”, which was formerly known as “Shanghai Shengxuan Networking Technologies Co., Ltd.” when it was initially established).

2.	The registered capital of Shanghai Hongwen will be increased from the current RMB1 million to RMB10 million. The increased capital amount will be RMB9 million which will be equally contributed by the Borrower and Ms. Wang Dong-xu, another shareholder of Shanghai Hongwen. As such, the Borrower shall contribute RMB4.5 million;

3.	Given the Borrower does not have enough funds to pay the increased capital amount, the Borrower seeks a loan from Shengting for a second time and Shengting agrees to lend such amount to the Borrower; and

4.	The Parties agree to aggregate the loan of RMB500,000 under the 2008 Loan Agreement together with the loan hereunder, i.e. the total loan owed by the Borrower to Shengting shall be RMB5 million. Moreover, the Borrower agrees to sign an amended and restated exclusive call option agreement (hereinafter referred to as the “Exclusive Call Option Agreement”) with Shengting, under which Shengting or a third party designated by Shengting has an exclusive option to acquire all or any part of the equity interest held by the Borrower in Shanghai Hongwen at any time.
NOW THEREFORE, in order to further specify the rights and obligations of each of the Parties under the abovementioned loan arrangements, the Parties agree to amend and restate the 2008 Loan Agreement to read as set forth herein and have hereby reached the following agreement and this Agreement shall supersede the 2008 Loan Agreement accordingly.
1.	Type of the Loan: Cash

2.	Loan Amount: RMB5 million (the “Loan”)

The Parties hereby confirm that Shengting has provided to the Borrower, and the Borrower has received from Shengting the Loan as of the execution date hereof.

3.	Loan Interest: Zero interest rate

4.	Loan Term

The loan term shall commence from the execution date hereof and shall continue and last until the date of repayment of the Loan by the Borrower as requested by Shengting (the “Loan Term”).

5.	Purpose of the Loan

The Borrower shall not use the Loan for any purpose other than making the contributions of the said registered capital and increased capital.

6.	Taxes

Any and all taxes in relation to the Loan shall be borne by Shengting.

7.	Repayment of the Loan
7.1	Shengting may, at any time during the Loan Term by delivery of a repayment notice (the “Repayment Notice”) to Borrower thirty (30) days in advance, demand at its absolute discretion that the Borrower shall repay the Loan in whole or in part.

7.2	Upon expiry of the thirty (30) day period as set forth in the Repayment Notice, the Borrower shall repay the Loan in cash, or make such repayments in other forms as decided by the Board of Directors (or Executive Director) of Shengting by means of a Board (or Executive Director) resolutions duly adopted in accordance with its Articles of Association and the applicable laws and regulations.

7.3	Without the prior written consent of Shengting, the Borrower shall not repay the loan in whole or in part to Shengting during the Loan Term.
8.	Representations and Warranties

The Borrower warrants that he is not a director or executive officer of Shanda Interactive Entertainment Limited, an affiliated company of Shengting.

9.	Liability for Breach of Agreement

In the event that the Borrower fails to use the Loan according to the agreed purposes, Shengting is entitled to withdraw the Loan in whole or in part and claim against Borrower for any losses suffered therefrom by Shengting.

10.	Dispute Resolution
10.1	Any dispute arising out of the performance of this Agreement shall be settled through friendly negotiation by the Parties; if the disputes cannot be resolved through negotiation, such dispute may be submitted for arbitration.

10.2	Any such dispute shall be submitted to the China International Economic and Trade Arbitration Commission Shanghai Commission (“CIETACSC”) according to the then effective rules of CIETACSC in force for the time being. Such arbitration shall be carried out in Shanghai.

10.3	The awards given by CIETACSC are final and binding upon the Parties. The arbitration costs (including but not limited to arbitration charges and attorney’s fees) shall be borne by the losing Party, unless otherwise specified in the given awards.
11.	Miscellaneous
11.1	This Agreement shall become effective upon execution by the Parties and shall supersede the 2008 Loan Agreement as of the effective date hereof.

11.2	Neither Party shall amend or terminate this Agreement without the express written consent of the other Party. When any Party demands amending or terminating this Agreement in accordance with the laws and regulations, it shall inform the other Party of its demand in writing on a timely basis, and the Parties shall negotiate and agree on any such amendment or termination in writing.

11.3	The Borrower shall not transfer any of its rights and/or obligations hereunder to any third party without the express written consent of Shengting. Shengting shall have the right to transfer its rights and/or obligations hereunder to any of its designated third party by delivery of a written notice to the Borrower.

11.4	Anything not covered herein shall be made in a supplementary agreement upon the negotiation of the Parties. Such supplementary agreement shall have the same force and effect with this Agreement.

11.5	This Agreement is made in two (2) counterparts with each of Shengting and the Borrower holding one (1) counterpart.
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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to enter into this Agreement as of the date and year first above written.
Shengting
Shengting Information Technology (Shanghai) Co., Ltd. (Seal)
Authorized Representative:
/s/Danian Chen
Name: Danian Chen
Borrower
Signed by:
/s/Mingfeng Chen
Name: Chen Ming-feng

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